				Exhibit D

SALES OF ELECTRIC ENERGY AND GAS
Calendar Year 2001

	Wisconsin		Upper	Wisconsin
	Public Service		Peninsula Power	River Power
(a) Electric energy sold (at retail or wholesale)	Corporation		Company	Company
WI (kWh)	11,518,098,265			186,096,000
MI (kWh)	1,100,778,824		913,917,443
Total (kWh)	12,618,877,089		913,917,443

WI (revenues-excludes misc)	$572,315,254
MI (revenues-excludes misc)	$35,090,788		$63,308,934
Total (revenues associated with energy sold)	$607,406,042		$63,308,934

Intercompany :
WI- Wisc River Power to WPSC (kWh)	None		None	62,032,000	*
WI- WPSC to UPPCO (kwh)	791,771,128		None	None
MI- UPPCO to WPSC (kwh)	None		None	None

WI- Wisc River Power to WPSC (revenues)	None		None	$1,797,512
WI- WPSC to UPPCO (revenues)	$21,347,701		None	None
MI- UPPCO to WPSC (revenues)	None		None	None

Other
WI (kWh)	10,726,327,137		None	124,064,000	*
MI (kWh)	1,100,778,824		913,917,443
Total (kWh)	11,827,105,961		913,917,443

WI (revenues-excludes misc)	$550,967,553		None
MI (revenues-excludes misc)	$35,090,788		$63,308,934
Total (revenues associated with energy sold)	$586,058,341		$63,308,934

Gas distributed at retail
WI (MCF)	39,520,953	**	None	None
MI (MCF)	678,114	**	None	None
Total (MCF)	40,199,067

WI (revenues excludes misc)	$295,347,623	**	None	None
MI (revenues excludes misc)	$5,401,825	**	None	None
Total (revenues excludes misc)	$300,749,448

Intercompany	None		None	None

Other (Transport Gas)
WI (MCF)	32,555,344	**	None	None
MI (MCF)	885,452	**	None	None
Total (MCF)	33,440,796

WI (revenues)	$9,787,841	**	None	None
MI (revenues)	$360,317	**	None	None
Total (revenues)	$10,148,158

(b) Electric energy distributed at retail outside state of organization
MI (kWh)	297,663,176			None
MI (revenues excludes misc)	$13,298,633			None

Gas distributed at retail outside state of organization
MI (MCF)	1,563,566	**		None
MI (revenues excludes misc)	$5,762,142	**		None

(c) Electric energy sold at wholesale outside state of
organization or at state line
MI (kWh)	803,115,648			None
MI (revenues)	$21,792,156			None
WI (kWh)			2,978,000
WI (revenues)			$84,832
IL (kWh)			29,000
IL (revenues)			$3,328

Gas sold at wholesale outside state of organization
or at state line
MI (kWh)	None		None	None
MI (revenues)	None		None	None

(d) Electric energy purchased outside state of		#
organization or at state line
Kwh--	2,775,046,000		869,158,783	None
Expenses--	$76,557,615		$25,152,381	None

Gas purchased outside state of organization or at state line
Numerous States (MCF)	39,740,011		None	None
Numerous States (expenses)	$230,179,035		None	None

WPS Resources Corporation	Exhibit D

*

Quantities shown represent actual deliveries. By contract, each of the three purchasers of the output of Wisconsin River Power Company is entitled to receive, and is required to pay for one-third of the total output.

**

"Gas distributed at retail" for Wisconsin includes 11,214,727 MCF and $69,425,415, and "Gas distributed at retail" for Michigan includes 128,888 MCF and $993,883 respectively of sales to Large Commercial and Industrial Customers (those using 2,000 CCF within one month of the year) under the Wisconsin Public Service Corporation's retail rates.  Industrial usage is indeterminable.

#

Receipts of 99,455 kWh of interchange energy were offset by deliveries of 2 kWh to same supplier at other points in the system. These deliveries (and other offsetting deliveries of interchange energy) are omitted from Wisconsin Public Service Corporation's sales shown above.